MINING LEASE AGREEMENT

This Agreement is made effective as of December 31, 2003

BETWEEN:

ROMARCO MINERALS INC., a corporation incorporated under the laws of Ontario and having an address of Suite 1500, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, facsimile no.: (604) 688-9274

(“Romarco”)

AND:

PARAGON PRECIOUS METALS, LLC, a limited liability company, organized under the laws of Nevada and having an address of 80 Bitterbrush Road, Reno, Nevada 89523, facsimile no.: (775) 345-7699

(“Paragon”)

WHEREAS:

A.
Paragon has the right to conduct mining exploration and related operations on the Property (as defined below) known as the Buckskin National Project located in the National District of Humboldt County, Nevada; and

B.	Paragon has determined to grant Romarco an exclusive lease of the Property.

NOW THEREFORE in consideration of the mutual promises made to each other in this Agreement, Paragon and Romarco (each a “Party” and collectively the “Parties”) hereby agree as follows:

1.	Interpretation

1.1	Definitions. For the purposes of this Agreement the following words and phrases will have the following meanings:

	(a)	“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Romarco Controls, is Controlled by, or is under common Control with.

(b)
“Additional Claims” means any mining claims which either party may acquire and/or stake on open locatable ground during the Term of this Agreement within the Property and the area lying within one mile of the outer boundaries of the Property.

	(c)	“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

	(d)	“Effective Date” means the date of this Agreement first written above.

	(e)	“Effective Date Anniversary” means the anniversary of the Effective Date in each year of the Term.

	(f)	“Expenditure” means all costs incurred to perform work on the Property.

	(g)	“Land Holding Fees” means all required payments in connection with keeping the Property in good standing including either (i) the U.S. Bureau of Land Management; or (ii) Humboldt County, Nevada.

(h)
“Lease” means the grant of all rights, title and interest in and to the Property including, without limitation, the surface (if any) and subsurface rights thereof, all ores, minerals and mineral rights, and all the rights, title and interest which may be acquired by or for Paragon in or pertaining to the Property or any part of it during the Term.

(i)
“Market Price” at any time means the weighted average closing price of the Shares for the 20 trading days prior to the date of determination, as posted by the TSX Venture Exchange, or such other exchange where the Shares may be listed (or quoted) for trading from time to time, and if the Shares are not listed (or quoted) for trading on any stock exchange, then the Market Price shall be determined by the Board of Directors of Romarco, acting reasonably.

(j)
“Net Smelter Returns” means the gross amount paid by smelters or purchasers for the minerals or metals in the ores from the Property during each year, after deducting only the charges made for smelting, treating and refining the ores, minerals and metals, all as determined in accordance with Schedule “C” attached hereto.

	(k)	“Net Smelter Returns Royalty” means a royalty on the Net Smelter Returns calculated using the percentages set out on Schedule “B” attached hereto.

(l)
“Property” means the 90 unpatented mining claims held by Paragon and known as the Buckskin National Project located in the National District of Humboldt County, Nevada, and which are listed on Schedule “A” attached hereto together with any rights of Paragon in any Additional Claims.

	(m)	“Term” means the period of time referred to and described in Section 3.

	(n)	“Shares” means the common shares in the capital of Romarco.

	(o)	“Transfer” means transfer by sale, assignment, bequest, inheritance, trust, operation of law or other disposition.

1.2	Currency. Unless otherwise specified, all references to “$” or “dollars” shall mean United States dollars.

2.	Representations and Warranties

2.1	Paragon represents and warrants to Romarco that:

(a)	Paragon is a limited liability company duly organized, validly existing, and in good standing under the laws of Nevada.

(b)	Paragon has the requisite corporate power and authority:

(i) to enter into this Agreement; and

(ii) to carry out and perform its obligations under the terms and provisions of this Agreement.

(c)
All requisite action on the part of Paragon, and its managers and members, necessary for the execution, delivery and performance of this Agreement has been taken. This Agreement, when executed and delivered by Paragon, will be legal, valid, and binding obligations of Paragon enforceable against Paragon in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Paragon is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Paragon which would be contravened by the execution, delivery, performance or enforcement of this Agreement. However, no representation is made as to:

(i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement; or

(ii) rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)	Paragon has the right to Lease the Property to Romarco and to grant any rights given to Romarco in this Agreement.

(e)	Paragon is, subject to the paramount title of the United States, the sole and only owner of the unpatented mining claims comprising the Property.

(f)
To the best of its knowledge and belief each of the unpatented claims included in the Property will have been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recording of such claims; that Paragon will have timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property; and that said claims are valid and subsisting mining claims. Paragon disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

(g)	Paragon has fully and timely paid the Land Holding Fees required to maintain the unpatented mining claims to the Effective Date of this Agreement.

(h)
Paragon’s rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction, created by any act or instrument of Paragon other than the assignment by Paragon of a one-half interest in certain royalty rights to Buckskin National Mine Ltd. and John Bell pursuant to that certain assignment dated February 27, 2004; that to the best of Paragon’s knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

(i)
There are no outstanding pending actions, suits or claims affecting all or any of the Property, nor, to the best of Paragon’s knowledge, has any such action, suit or claim been threatened, either verbally or in writing, nor, to the best of Paragon’s knowledge, is there any basis for any action, suit or claim.

(j)
The execution, delivery and performance of this Agreement by Paragon and the consummation of the transactions contemplated herein, including the Lease of the Property to Romarco, does not and will not result in or constitute any of the following: (i) adefault, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Paragon, or any lease, lien, permit, promissory note, security agreement, commitment, indenture, mortgage, hypothecation, deed of trust or other agreement, instrument or arrangement to which Paragon is a party or by which it or the Property is bound; (ii) an event that would permit any party to rescind any agreement or accelerate the maturity of any obligation of Paragon related to the Property; (iii) the creation or imposition of any lien on the Property; or (iv) an event requiring the consent of any other party, including, without limitation, the members or owners of Paragon.

(k)
To the best of Paragon’s knowledge, there are no outstanding work orders or actions required to be taken relating to environmental matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property.

(l)	With respect to the Share Payments to be made pursuant to Section 5.3:

	(i)	Paragon was not organized for the purpose of investing in the Shares;

(ii)
Paragon is acquiring the Shares solely for its own account for investment and not with a view to or for sale or distribution of the Shares or any portion thereof and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction complying with the registration requirements of the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, or pursuant to an exemption therefrom;

	(iii)	Paragon has had access to all the information it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the

Shares, including the information contained in Romarco’s periodic reports and other materials publicly filed by Romarco in Canada (the “Disclosure Documents”);

(iv)
Paragon has relied solely on the Disclosure Documents, the advice of its representatives, and independent investigations made by it and/or its representatives in making the decision to purchase the Shares;

(v)
Paragon understands that its investment in the Shares involves a high degree of risk and will be a highly speculative investment, and Paragon is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, any investment in the Shares;

(vi)
Paragon acknowledges that Romarco has a history of losses, and Romarco’s ability to continue its operations is dependent upon its ability to raise adequate funding or generate adequate revenues, and to reverse such losses, none of which is assured.

If Romarco is unable to raise adequate funding or is unable to cease accumulating losses, it may be required to restrict or cease its operations, which may result in the loss of Paragon’s investment in the Shares;

(vii)
Paragon has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax and financial advisors the suitability of an investment in Romarco for the particular tax and financial situation of Paragon, and Paragon and/or Paragon's advisors have determined that the Shares are a suitable investment for Paragon;

(viii)
Paragon, through its representatives and/or its professional legal, tax and financial advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Shares, or has a pre-existing personal or business relationship with Romarco or any of its officers, directors, or controlling persons of a duration and nature that enables Paragon to be aware of the character, business acumen and general business and financial circumstances of Romarco;

(ix)
Paragon understands that there may be material tax consequences to it of an acquisition or disposition of the Shares under applicable United States and Canadian federal, provincial/state and local tax laws, and Paragon is solely responsible for determining such consequences and the suitability of an investment in the Shares in light of such tax consequences; in particular, Romarco makes no representation as to whether it has been or will be a “passive foreign investment company” for United States tax purposes;

(x)
Paragon has received no general solicitation or general advertisement and has attended no seminar or meeting (whose attendees have been invited by any general solicitation or general advertisement) and has received no advertisement in any newspaper, magazine, or similar media, broadcast on television or radio regarding the offering of the Shares;

(xi)
Paragon acknowledges that the Shares have not been registered under the Act, or the securities laws of any state of the United States, that the Shares are being offered and sold to Paragon in reliance upon an exemption from such registration requirements, and such securities must be held indefinitely unless a transfer of them is subsequently registered under the Act and applicable state securities laws or an exemption from such registration requirements is available.

(xii)
Paragon agrees that the certificates representing all of the Shares, and any certificates issued in exchange therefor or in replacement thereof shall have endorsed thereon a legend to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. AT ANY TIME THE SECURITIES ARE BEING SOLD WHILE COMPANY IS A “FOREIGN ISSUER” AS DEFINED IN RULE 902 UNDER THE 1933 ACT, A NEW CERTIFICATE, BEARING NO LEGEND, THE DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN FORM SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT TO THE EFFECT THAT THE SALE OF THE SECURITIES IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT.”;

provided, however, that if any such Shares are being sold outside the United States in compliance with Rule 904 of Regulation S under the Act at a time when Romarco is a “foreign issuer” as defined in Rule 902 under the Act, the foregoing legend may be removed by providing a declaration to Romarco and its transfer agent to the following effect (or as Romarco may determine from time to time):

“The undersigned (a) acknowledges that the sale of the securities of the Company to which this declaration relates is being made in reliance on Rule 904 of

Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and (b) certifies that (1) the undersigned is not an affiliate of the Company (as that term is defined in Rule 405 under the U.S. Securities Act), (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States or (B) the transaction was executed on or through the facilities of The Toronto Stock Exchange, or the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act), (5) the seller does not have a short position in the securities sold in reliance on Rule 904 of Regulation S under the U.S. Securities Act and does not intend to replace such securities with fungible unrestricted securities, and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S.”; and

provided, further, that if any of such Shares are being sold in compliance with Rule 144 under the Act and in compliance with applicable state securities laws, the foregoing legend may be removed by providing Romarco with a written opinion of U.S. counsel reasonably satisfactory to Romarco to the effect that such legend is no longer required;

	(xiii)	Paragon acknowledges that Romarco is under no obligation to remain a “foreign issuer” as defined in Rule 902 under the Act; and

	(xiv)	Paragon understands that Romarco will make a notation in its records of the above described restrictions on transfer.

2.2	Romarco represents and warrants to Paragon that:

(a)	Romarco is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada.

(b)	Romarco is duly registered to do business in the State of Nevada.

(c)	Romarco has the requisite corporate power and authority:

(i) to enter into this Agreement; and

(ii) to carry out and perform its obligations under the terms and provisions of this Agreement.

(d)	All requisite corporate action on the part of Romarco, and its officers and directors, necessary for the execution, delivery and performance of this Agreement has been taken.

This Agreement, when executed and delivered by Romarco, will be legal, valid, and binding obligations of Romarco enforceable against Romarco in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Romarco is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Romarco which would be contravened by the execution, delivery, performance or enforcement of this Agreement. However, no representation is made as to:

	(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement; or

	(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(e)
Romarco has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority (except the TSX Venture Exchange), or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

(f)
All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Romarco in such manner as not to give rise to any valid claim against Paragon for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(g)
When issued, the Share Payments (as defined in Section 5.3) will be subject only to those limitations on trading imposed by the TSX Venture Exchange or applicable securities laws including the restrictions described in Section 2.1(l).

2.3         The representations and warranties set out in Sections 2.1 and 2.2 are conditions upon which each of Paragon and Romarco has relied in entering into this Agreement and will survive the termination of the Agreement, and each of Paragon and Romarco hereby forever indemnifies and saves the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

3.           Term

This Agreement will have a term of 10 years, commencing on the Effective date (the “Term”), unless sooner terminated pursuant to the terms of this Agreement. Romarco will have the option, in its sole discretion, to renew this Agreement at the end of the Term for one or more additional 10 year terms, but may not renew this Agreement more than five successive times.

4.           Grant of Lease

4.1         Grant. In consideration of the rents, payments, covenants and agreements hereinafter contained on the part of Romarco to be paid, observed and performed, and except as specifically provided, Paragon will Lease the Property exclusively to Romarco for the Term, for the purposes and subject to the terms and conditions provided in this Agreement.

4.2         Mining Rights. Paragon will grant to Romarco the exclusive right to use the Property for the Term of this Agreement in the following manner:

(a)
Romarco will act as exclusive operator of the Property and will be entitled to enter into and on the Property throughout the Term to prospect and explore for, develop, mine by any method now known or hereafter discovered (including but not limited to, underground, open pit, in-situ and solution methods), remove, produce, process by any method now known or hereafter discovered, mill, prepare for market, store, sell and dispose of all ores, minerals and metals which are or may be found therein or thereon. Romarco may, in its sole discretion make any use or uses of the Property consistent with the foregoing purposes, including without limiting the generality of the foregoing, the construction of roads, railways, conveyors, plants, buildings, docks and aircraft landing areas, and have any machinery, equipment and supplies on the Property as it deems necessary.

(b)
In so far as Paragon may lawfully do so, Paragon grants to Romarco the right to divert streams, to remove lateral and subjacent supports, to cave, subside or destroy the surface of any part of it, to deposit earth, rocks, waste, lean ore or material on any part or parts of the Property and to commit waste to the extent necessary, usual or customary in carrying out any or all of the foregoing rights.

(c)
Romarco will have complete discretion and control with respect to all prospecting, exploration, development or other mining work carried out on the Property including, without limiting the generality of the foregoing, the methods of mining any ore body found on the Property, the treatment of any ores, metals, or materials removed from the ore body, and the marketing of ores, metals, materials or other product resulting therefrom and will have exclusive charge of all operations on the Property.

4.3         Work Standards. All work done by Romarco will be executed in accordance with good mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation and environmental obligations.

4.4          Exclusive Possession. Romarco will have full rights of access to and quiet possession of the Property. Upon execution of this Agreement, Paragon shall execute and deliver to Romarco a memorandum evidencing rights of Romarco under this lease in the form attached hereto as Schedule D.

4.5         Ores and Products. Subject to the terms of this Agreement, all ores, minerals or metals extracted or produced from the Property during the Term, including ores under treatment by Romarco, and all products resulting therefrom in the form of concentrates, metallics, bullion, tailings, or otherwise will at all times become the sole property of and be sold and shipped as the sole property of Romarco.

4.6         Expenditures. Romarco will pay all Expenditures incurred by Romarco related to the Property each year during the Term of this Agreement, including any Land Holding Fees paid by Paragon, but will not be required to incur any fixed amount of Expenditure in any year apart from the Land Holding Fees. For greater certainty, Paragon shall pay all Land Holding fees, provided that Paragon may invoice Romarco for all such Land Holding Fees, either after or not more than 45 days in advance of payment by Paragon, and Romarco shall, within 30 days of such invoice, pay to Paragon the amount of such invoice.

4.7         After-Acquired Rights. If Romarco acquires and/or stakes any Additional Claims during the Term of this Agreement, Romarco may deal with any such claims as owner, provided that any such Additional Claims shall form part of the Property for the purpose of Section 5.4 and upon termination of this Agreement, Romarco will, if requested by Paragon, assign all rights, titles and interests in any Additional Claims to Paragon.

4.8         Encumbrances. Romarco shall have the right to pledge its interest in the Property as security for any loan or other borrowing by Romarco, provided that Romarco shall not permit any lien, charge or other encumbrance to be registered against the Property except with the consent of Paragon, such consent not to be unreasonably withheld. Any such security arrangement entered into by Romarco in connection with a bona fide borrowing or other financing arrangement shall not constitute a Change of Control, as contemplated in Section 10.2.

5.           Rent and Royalty

5.1         Initial Payment. Romarco will pay to Paragon $30,000 upon execution of this Agreement as consideration for the Lease of the Property, together with all Land Holding Fees actually paid by Paragon during 2003.

5.2         Rent. Subject to Section 5.4, Romarco will pay to Paragon a cash rent each year as consideration for the Lease of the Property, according to the following schedule:

(a)	$40,000 on or before the Effective Date Anniversary in 2004;

(b)	$50,000 on or before the Effective Date Anniversary in 2005;

(c)	$60,000 on or before the Effective Date Anniversary in 2006;

(d)	$70,000 on or before the Effective Date Anniversary in 2007;

(e)	$80,000 on or before the Effective Date Anniversary in 2008;

(f)	$90,000 on or before the Effective Date Anniversary in 2009;

(g)	$100,000 on or before the Effective Date Anniversary in 2010, and on or before each successive Effective Date Anniversary thereafter for the Term of the Agreement.

5.3         Share Payment. Romarco will issue to Paragon up to 1,500,000 fully paid and non-assessable Shares as consideration for the Lease of the Property according to the following schedule:

(a)	300,000 Shares upon execution of this Agreement;

(b)	300,000 Shares on or before December 31, 2004;

(c)
as of December 31 in each of 2005, 2006 and 2007, that number of Shares which is equal to the number which is obtained by dividing $300,000 by the greater of (i) $1.00; and (ii) the Market Price on December 31 in that year (converted into U.S. dollars at the noon rate quoted by the Bank of Canada on such date) as promptly as reasonably practicable after that date;

(each a “Share Payment” and collectively the “Share Payments”) provided that in the event of  any alteration of the Shares, including any subdivision, consolidation or reclassification, and in  the event of any form of reorganization of Romarco, including any amalgamation, merger or  arrangement, Paragon shall, following the occurrence of any of those events, be entitled to  receive the same number of Shares that it would have been entitled to receive had the Share  Payment been made immediately prior to the occurrence of those events, and in the case of more  than one such event, all adjustments shall be cumulative.

5.4         Royalty. Romarco will pay to Paragon the Net Smelter Returns Royalty within 30 days of each calendar quarter as consideration for the Lease of the Property during the Term. In any year during the Term of this Agreement in which Romarco does not earn Net Smelter Returns, no Net Smelter Returns Royalty will be payable. Upon the first payment of a Net Smelter Returns Royalty, Romarco shall not be required to make any further payments under Section 5.2, provided that if the Net Smelter Returns Royalty payable in any year is less than the amount that would have been payable under Section 5.2 (the “Minimum Payment”), then Romarco shall pay, in addition to any Net Smelter Return Royalty, a further amount such that the total amount paid is equal to the Minimum Payment.

6.           Option to Purchase

6.1         Option. Paragon grants to Romarco the exclusive right to purchase the Property, (the “Option”) subject to the Royalty reserved by Paragon and subject to Romarco’s obligations under the conveyance executed and delivered by Paragon on the closing of the Option. Romarco may exercise the Option at any time after Romarco (a) decides to commence development of or mining on the Property; (b) receives a bankable feasibility study; and (c) has in place substantially all required permits for the contemplated development or mining, provided however that Paragon shall provide all reasonably required co-operation to allow Romarco to exercise the Option concurrently with, or in advance of, the closing of any bank financing entered into in connection with the contemplated development or production. The Purchase Price for the Property shall be One Thousand Dollars ($1,000.00) . The Rental Payments paid by Romarco to Paragon shall not be credited against the Purchase Price.

6.2         Notice of Election. If Romarco elects to exercise the Option, Romarco shall deliver written notice to Paragon. The parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Romarco’s delivery of the notice.

6.3         Real Property Transfer Taxes. Romarco shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option. The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

6.4         Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

6.5         Payment on Closing. On closing of the Option, Romarco shall pay the Purchase Price to Paragon, in cash, certified cheque or bank draft or by wire transfer to an account designated by Paragon.

6.6         Conveyance on Closing. If Romarco exercises and closes the Option, Paragon shall execute and deliver to Romarco a conveyance of the Property which contains the reservation of the Net Smelter Returns Royalty and which obligates Romarco to make the Payments prescribed in Sections 5.2, 5.3 and 5.4 of this Agreement. On the closing of the Option, the parties shall complete the conveyance by inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option. Paragon and Romarco shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

6.7         Effect of Closing. On closing of the Option, Romarco shall own the Property, subject to Romarco’s obligations stated in the conveyance of the Property.

6.8          Paragon’s Option to Repurchase. If Romarco exercises the Option, upon conclusion of its operations on the Property and upon determination, in Romarco’s sole discretion, to abandon the Property, Romarco may offer to sell the Property to Paragon on terms to be agreed between Romarco and Paragon and Romarco shall thereafter have no further obligations under Section 5.4.

7.           Taxes and Assessments

7.1         Business Taxes and other Taxes of Romarco. In each year, Romarco will pay when due and payable, all taxes, rates, duties and assessments (whether or not they are now contemplated by Paragon or Romarco) that may be levied, rated, charged, imposed or assessed against or in respect of the personal property, improvements, equipment or fixtures of Romarco on the Property or against or in respect of the use or occupancy of the Property by Romarco, or by any subcontractor (other than taxes as corporate income, profits or excess profits taxes assessed on the income of Paragon) whether any assessment fees are charged by any federal, state, county or other body.

7.2         Real Property Taxes. Romarco will, in each year and within the time provided for by the taxing authorities, pay to the taxing authorities, and discharge all taxes including local improvement rates, impost charges or levies, rates, duties and assessments whether general or special that may be levied, rated charged or assessed against the Property or any part thereof from time to time on the basis of a separate assessment and separate tax bill by any taxing authority whether federal, state, county or otherwise provided that Romarco has been provided with written notice thereof by either Paragon or the appropriate taxing authority. Any taxes payable by Paragon which are imposed in lieu of, or as substitute for any real property taxes shall also be paid by Romarco following receipt of written notice thereof from Paragon. Romarco agrees to provide to Paragon within thirty days after demand by Paragon, a copy of any separate tax bills, and separate notices of assessments for the Property. Romarco will on request, promptly deliver to Paragon receipts of payment of all taxes paid to any taxing authorities and will furnish other information in connection therewith as Paragon may reasonably agree.

7.3         Paragon’s Taxes. Romarco will not be liable to pay any taxes or assessments levied on Paragon based on or payable by reason of:

(a)	the income or net proceeds of mines of Paragon;

(b)	any payment made to Paragon pursuant to this Agreement; or

(c)	any operations or business carried on by Paragon and related to the Property.

8.           Other Rights and Obligations of the Parties

8.1         Indemnity. Romarco will defend, indemnify and save harmless Paragon from and against all suits, claims, demands, losses and expenses (including all attorney’s fees on a solicitor and own client basis), that (a) directly arise as a result of Romarco’s activities on the Property; or (b) arise as a result of any breach of any representation, warranty or covenant of Romarco in this Agreement. Paragon will defend, indemnify and save harmless Romarco from and against all suits demands, losses and expenses (including all attorney’s fees on a solicitor and own client basis), that (a) directly arise as a result of any activities by a party other than Romarco from the date Paragon acquired the Property to the date of this Agreement, or by or on behalf of Paragon after the date of this Agreement; or (b) arise as a result of any breach of any representation, warranty or covenant of Paragon in this Agreement.

8.2         Annual Reports. Romarco will provide Paragon with annual reports indicating any results and interpretations obtained or received in connection with exploration or development work on the Property. The annual report will be submitted to Paragon on or before 90 days following the Effective Date Anniversary of each year. Notwithstanding such disclosure by Romarco, it will not have any liability or responsibility to Paragon in connection with any reports or results that it provides to Paragon, or any information contained therein, and Paragon agrees that it will rely on its own appraisals and interpretations related thereto.

8.3         Information Disclosure. Upon execution of this Agreement and throughout the Term, Paragon will make available to Romarco all information in its possession or control relating to work done on or with respect to the Property. Within 30 days following termination of this Agreement, Romarco shall deliver to Paragon copies of all factual data regarding the Property in Romarco’s possession at the time of termination which before termination have not been furnished to Paragon and, at Paragon’s request, Romarco shall deliver to Paragon all drilling core, samples and sample splits taken from the Property.

8.4          Site Visits. Paragon may visit the Property and have access to all exploration results and factual data from the Property, provided reasonable notice is given to Romarco and the costs of any such visits will be borne by Paragon and Romarco will be held blameless and will be indemnified by Paragon for any claim or liability arising out of any actions by or the presence of Paragon or its employees on the Property. Paragon acknowledges and agrees that Romarco will not bear any responsibility or liability for any use of any information so obtained by Paragon or as to the accuracy or completeness of such information.

8.5         Insurance. Romarco shall maintain a general liability insurance policy, and shall ensure that such policy names Paragon as an additional insured, in a minimum amount of US$1,000,000, provided that such policy can be obtained by Romarco on commercially reasonable terms, failing which Romarco shall use its commercial best efforts to obtain such alternative policy in such other amount as is available on commercially reasonable terms.

9.           Termination

9.1         Romarco may terminate this Agreement at any time during the Term, by giving Paragon 30 days written notice of termination. If termination occurs within 60 days prior to the due date of any Land Holding Fees, Romarco will be liable to reimburse Paragon for such Land Holding Fees. Upon termination all liabilities and obligations of Romarco to Paragon not then due or accrued will cease and terminate except any liabilities or obligations arising prior to termination. On Romarco’s termination of this Agreement, within ten days after termination Romarco shall execute and deliver to Paragon a release and termination of this Agreement in form acceptable for recording.

9.2          In the case of Romarco’s failure to make the Rental Payments or Share Payments, Paragon shall be entitled to give Romarco written notice of the default, and if such default is not remedied within 60 days after the receipt of the notice, then Paragon may terminate this Agreement by delivering notice to Romarco of Paragon’s termination of this Agreement. On termination of this Agreement based on Romarco’s default, within ten days after termination Romarco shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

10.           Assignment and Change of Control

10.1         Right of First Offer. Each Party shall have the right to transfer all or any portion of its interest in this Agreement to an Affiliate provided the transferee agrees to be bound by the terms of this Agreement. Each party will have a right of first offer on any proposed Transfer by the other Party of all or any portion of the interest in this Agreement to a non-Affiliate of such other Party. A Party that wishes to Transfer all or any portion of its interest in this Agreement will first offer to Transfer such interest to the other Party for a price and on terms established by the Party proposing to Transfer. If the other Party does not accept such offer within 30 days, the Party proposing to Transfer will, for a period of 90 days, be entitled to Transfer its offered interest in this Agreement to a non-Affiliate third party for the same or greater price and on the same terms or terms no more favourable to the third party. The right to receive Share Payments pursuant to this Agreement may only be transferred or assigned in compliance with all applicable securities laws.

10.2         Change of Control. Romarco will pay to Paragon $500,000 within 30 days of the earlier of the date on which: (a) Romarco Transfers more than 50% of its interest in this Agreement to a non-Affiliate third party (“Change of Control”), provided that any such Transfer shall be subject to the terms of this Agreement, and shall not relieve Romarco of the obligation to make the Share Payment; or (b) Romarco receives a report from an independent third party, commissioned by Romarco, confirming a proven and probable gold reserve of more than 1,000,000 ounces.

GENERAL

11.           Confidentiality and Press Releases

Paragon agrees that the entering into of this Agreement and all data and information provided to or received by Paragon from Romarco with respect to the Property will be treated as confidential. Paragon will not disclose such information to third parties without obtaining the prior written consent of Romarco, such consent not to be unreasonably withheld, unless law or regulatory authority having jurisdiction requires the disclosure. Neither Party will make any publication or declaration or publicly divulge any information relating to the Property or this Agreement without obtaining the prior consent in writing from the other Party. Such consent will not be unreasonably withheld and cannot be withheld where applicable law requires public disclosure of such information. Each Party will provide no less than 24 hours advance notice to the other Party to review any press release or public disclosure that it proposes with respect to this Agreement or the Property.

12.           Notices

12.1         Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to Paragon at:

Paragon Precious Metals, LLC 80 Bitterbrush Road Reno, Nevada 89523

Attention: Robert Hatch Facsimile No.: (775) 345-7699

(b)	If to Romarco at:

Romarco Minerals Inc.
Suite 1500, 885 West Georgia Street Vancouver, British Columbia V6C 3E8

Attention: Diane Garrett Facsimile No.: (604) 688-9274

12.2         Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered;

(b)
if mailed, be deemed to have been given and received on the 10th day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received; and

(c)	if sent by telegram, telex, telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

12.3         A Party may at any time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

13.           Obligations Several.

The obligations of each party under this Agreement shall be in every case several and shall not be construed to be either joint or joint and several and nothing herein shall be construed as creating a partnership between the parties. Nothing contained in this Agreement shall be deemed to constitute a party an agent or legal representative of the other party or to create any fiduciary relationship for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, a party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other party. Each party hereby waives its rights to partition of the Property and, to that end, agrees that it will not seek or be entitled to partition of the Property whether by way of physical partition, judicial sale or otherwise.

14.           Entire Agreement.

This Agreement including Schedules “A”, “B”, “C” and “D” hereto, constitutes the entire Agreement between Paragon and Romarco pertaining to the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Paragon and Romarco, and there are no warranties, representations or other agreements between Paragon and Romarco in connection with the Property except as set forth herein.

15.           Headings

Headings in this Agreement are for reference and convenience only with no legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the sections to which they refer.

16.           Further Assurances and Agreements

Each of the parties to this Agreement will take all such further steps and execute all such further and other documentation as may be necessary in order to more fully give effect to the provisions of this Agreement.

17.           Counterparts

This Agreement may be executed in one or more counterparts, or by facsimile, each of which will be deemed to be an original and all of which will constitute one and the same document.

18.           Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ROMARCO MINERALS INC.		PARAGON PRECIOUS METALS, LLC

By:		By:
	Diane Garrett		Robert Hatch
	President and CEO		Manager/Member

SCHEDULE A

THE PROPERTY

PARAGON PRECIOUS METALS, LLC
BKSKN Unpatented Lode Mining Claims

	Humboldt County	BLM
Claim Name	Document No.	Serial No.

BKSKN 1	1995 360081	725029
BKSKN 2	1995 360082	725030
BKSKN 3	1995 360083	725031
BKSKN 4	1995 360084	725032
BKSKN 5	1995 360085	725033
BKSKN 6	1995 360086	725034
BKSKN 7	1995 11369	725035
BKSKN 8	1995 360088	725036
BKSKN 9	1995 360089	725037
BKSKN 10	1995 360090	725038
BKSKN 11	1995 360091	725039
BKSKN 12	1995 360092	725040
BKSKN 13	1995 360093	725041
BKSKN 14	1995 360094	725042
BKSKN 15	1995 360095	725043
BKSKN 16	1995 360096	725044
BKSKN 17	1995 360097	725045
BKSKN 18	1995 360098	725046
BKSKN 19	1995 360099	725047
BKSKN 20	1995 360100	725048
BKSKN 21	1995 360101	725049
BKSKN 22	1995 360102	725050
BKSKN 23	1996 11371	754042
BKSKN 24	1996 11372	754043
BKSKN 25	1996 11373	754044
BKSKN 26	1996 11374	754045
BKSKN 27	1996 11375	754046
BKSKN 28	1996 11376	754047
BKSKN 29	1996 11377	754048
BKSKN 30	1996 11378	754049
BKSKN 31	1996 11379	754050
BKSKN 32	1996 11380	754051
BKSKN 33	1996 11381	754052
BKSKN 34	1996 11382	754053
BKSKN 35	1996 11383	754054
BKSKN 36	1996 11384	754055
BKSKN 37	1996 11385	754056
BKSKN 38	1996 11386	754057
BKSKN 39	1996 11387	754058
BKSKN 40	2003 1337	843878
BKSKN 41	2003 1338	843879

BKSKN 43	2003 1339	843880
BKSKN 44	2003 1340	843881
BKSKN 45	2003 1341	843882
BKSKN 46	2003 1342	843883
BKSKN 47	2003 1343	843884
BKSKN 48	2003 1344	843885
BKSKN 49	2003 1345	843886
BKSKN 50	2003 1346	843887
BKSKN 51	2003 1347	843888
BKSKN 52	2003 1348	843889
BKSKN 53	2003 1349	843890
BKSKN 54	2003 1350	843891
BKSKN 55	2003 1351	843892
BKSKN 56	2003 1352	843893
BKSKN 57	2003 1353	843894
BKSKN 58	2003 1354	843895
BKSKN 59	2003 1355	843896
BKSKN 60	2003 1356	843897
BKSKN 61	2003 1357	843898
BKSKN 62	2003 1358	843899
BKSKN 63	2003 1359	843900
BKSKN 64	2003 1360	843901
BKSKN 65	2003 1361	843902
BKSKN 66	2003 1362	843903
BKSKN 67	2003 1363	843904
BKSKN 68	2003 1364	843905
BKSKN 69	2003 1365	843906
BKSKN 70	2003 1366	843907
BKSKN 71	2003 1367	843908
BKSKN 72	2003 1368	843909
BKSKN 73	2003 1369	843910
BKSKN 74	2003 1370	843911
BKSKN 75	2003 1371	843912
BKSKN 76	2003 1372	843913
BKSKN 77	2003 1373	843914
BKSKN 78	2003 1374	843915
BKSKN 79	2003 1375	843916
BKSKN 80	2003 1376	843917
BKSKN 81	2003 1377	843918
BKSKN 82	2003 1378	843919
BKSKN 83	2003 1379	843920
BKSKN 84	2003 1380	843921
BKSKN 85	2003 1381	843922
BKSKN 86	2003 1382	843923
BKSKN 87	2003 1383	843924
BKSKN 88	2003 1384	843925
BKSKN 89	2003 1385	843926
BKSKN 90	2003 1386	843927
BKSKN 91	2003 1387	843928

BKSKN 1 thru 6, 8 thru 22 shown on claim map filed as Document No.1995 360080
BKSKN 7 shown on claim map filed as Document No.1996 11368
BKSKN 23 thru 39 shown on claim map filed as Document No.1996 11370
BKSKN 40 thru 91 shown on claim map filed as Document No.2003 1337

SCHEDULE B

NET SMELTER RETURNS ROYALTY

Royalty (%)	Gold Price ($)
3.0	up to (and including) 300.00
3.5	300.01 to 350.00
4.0	350.01 to 450.00
4.5	450.01 to 550.00
5.0	over 550.00

For the purposes of this Schedule A and the Agreement to which this Schedule A is attached, the Gold Price shall mean the average New York daily closing price for the relevant quarter.

SCHEDULE C

NET SMELTER RETURNS ROYALTY

1.
Definitions – For the purpose of this Schedule, “Agreement” shall mean the Agreement to which this Schedule is attached, “Owner” shall mean the party or parties paying a percentage of Net Smelter Returns pursuant to the Agreement. “Holder” shall mean the party or parties receiving a percentage of Net Smelter Returns pursuant to the Agreement and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.
Net Smelter Returns – For the purpose hereof, the term “Net Smelter Returns” shall, subject to paragraphs 3, 4, 5, and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate, doré, metal and products derived from ore mined from the Property, after deduction of the following:

(a)
all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners); and

(b)
costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs; and

	(c)	ad valorem taxes and taxes based upon sales or production, but not income taxes; and

	(d)	marketing costs, including sales commissions, incurred in selling ore mined from the Property and from concentrate, doré, metal and products derived from ore mined from the Property.

3.
Non-Arm’s Length Revenue – Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

4.
Non-Arm’s Length Costs – Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

5.	Currency – For the purpose of determining Net Smelter Returns, all receipts and major disbursements will be calculated in U.S. dollars.

6.
Hedging – The Owner may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions and with the consent of the Holder, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

7.
Commingling – If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

8.
Sampling – The Owner shall ensure that sound mining and metallurgical practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

9.
Payments – Payments of a percentage of Net Smelter Returns shall be made to the Holder within thirty (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in U.S. dollars, or at the option of the Holder, in kind and concurrently with making such payments, Owner shall provide to Holder a statement showing the calculation of the royalty payable.

10.
Calculations – After the year in which commercial production is commenced on the Property, the Holder receiving a percentage of Net Smelter Returns from the Owner shall be provided annually on or before March 15, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule, for the preceding calendar year, certified correct by the Owner.

11.
Audits – The Owner shall cause the Net Smelter Returns and the records relating thereto to be audited within the first quarter of each calendar year by a national firm of chartered accountants designated and paid by the Owner (which may be the auditor of the Owner) and:

	(a)	copies of the audited reports shall be delivered to the Holder and the Owner by the chartered accounting firm;

	(b)	either party shall have three (3) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and

(c)
in the event of a reaudit, all costs relating to such reaudit shall be paid by the Owner (if the original audit is found in error by a margin of 5% or more of the total royalty paid) or the Holder (if the original audit is found to be correct or within a margin of 5% of the total royalty paid) and the Holder requested the reaudit.

12.
Rights of Parties – Nothing contained in the Agreement or any Schedule attached thereto shall be deemed to constitute the Owner the partner, agent or legal representative of the Holder or to create any fiduciary relationship between them for any purpose whatsoever.

13.	Operations – The Owner shall be entitled to:

(a)
Make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, doré, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling);

	(b)	Make all decisions relating to sales of such ore, concentrate, doré, metal and products produced; and

	(c)	Make all decisions concerning temporary or long-term cessation of operations.

14.
Annual Reports – Within one hundred and twenty (120) days following the end of each calendar year, the Owner shall provide the Holder with an annual report of all activities and operations conducted upon or with respect to the Property during the preceding calendar year, together with a description of the activities and operations anticipated during the current year (including estimates of expenditures, production, ore reserves and any Net Smelter Returns payable).

SCHEDULE D

MEMORANDUM OF MINING LEASE AGREEMENT

                              This Memorandum of Mining Lease Agreement (“Memorandum”) is made by and between Paragon Precious Metals, LLC, a limited liability company organized under the laws of Nevada (“Owner”), and Romarco Minerals Inc., an Ontario corporation (“Romarco”).

                              Notice is given that Owner and Romarco have entered into the Mining Lease Agreement (“Agreement”) dated effective the date of this Memorandum, in accordance with which Owner has leased to Romarco the unpatented mining claims described in Schedule 1 attached to and by this reference incorporated in this Memorandum.

                              The term of the Agreement shall be from its Effective Date for ten (10) years, unless terminated, renewed or cancelled.